                                                                    EXHIBIT 11.1

                         AUTHENTIC FITNESS CORPORATION
               CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE

                                                                         JULY 1,        JULY 6,        JULY 5,
                                                                          1995           1996           1997
                                                                       -----------    -----------    -----------

Income (Loss) before extraordinary item.............................   $19,474,000    ($39,353,000)  $19,035,000
     Extraordinary items -- net of income tax benefit of
       $705 -- 1996.................................................       --          (1,497,000)       --
                                                                       -----------    -----------    -----------
Net income (loss)...................................................   $19,474,000    ($40,850,000)  $19,035,000
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
Common stock outstanding:
     Common shares outstanding......................................    17,724,438     17,724,438     20,524,721
     Common shares issued in public offerings during the year.......       --           1,756,046        --
     Shares issued due to exercise of options.......................        54,490        126,926         39,715
     Shares issued due to exercise of the Series A Warrant..........                                   1,809,009
     Treasury stock.................................................                                     (11,095)
     Common stock equivalents:
          Series A Warrant(1).......................................     3,618,358        --             --
          Shares deemed issued for outstanding options using the
            Treasury Stock method(1)................................       314,343        --             151,163
                                                                       -----------    -----------    -----------
Total weighted average common and common stock equivalent shares
  outstanding.......................................................    21,711,629     19,607,410     22,513,513
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------
Net income (loss) per share:
     Income (Loss) per share before extraordinary item..............         $0.90         ($2.00)         $0.85
     Extraordinary item.............................................       --               (0.08)       --
                                                                       -----------    -----------    -----------
Net income (loss) per share.........................................         $0.90         ($2.08)         $0.85
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

------------

(1) Common stock equivalents are not included in the fiscal 1996 calculation of weighted average shares of common stock outstanding as the impact on net income (loss) per share is anti-dilutive.